Exhibit 11

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Statement on Form 1-A of Saleen Automotive, Inc. of our report dated September 14, 2021, relating to the consolidated financial statements of Saleen Automotive, Inc. for the years ended March 31, 2021 and 2020, appearing in this Regulation A Offering Statement.

/s/ Baker Tilly US, LLP

Los Angeles, CA

March 22, 2022